Exhibit 10.1

[LEXICON GENETICS LETTERHEAD]

February 19, 2003

Dr. Alan S. Nies

Dear Alan:

We are pleased to invite you to become the Chairman of the Medical Advisory Board of, and a special consultant to, Lexicon Genetics Incorporated (which, together with its subsidiaries and affiliates, is referred to as the “Company” or “Lexicon”).  The purpose of this letter agreement (this “Agreement”) is to set forth our mutual understanding of the terms and conditions under which you would provide consulting services in those capacities, as set forth below.

1.           Consulting Services.  As the Chairman of the Medical Advisory Board of, and a special consultant to, Lexicon, you will provide such consulting and advisory services as may be requested by Arthur T. Sands, M.D., Ph.D., the Company’s President and Chief Executive Officer, relating to: (i) evaluation of the Company’s drug discovery programs; (ii) establishment of strategies for clinical development of potential products arising from such programs; (iii) identification and, as appropriate, recruitment or engagement of key personnel, consultants and service providers to oversee and conduct the Company’s clinical development efforts; (iv) evaluation of the clinical development potential of in-licensing and acquisition candidates; (v) provision of assistance and advice relating to the establishment of drug discovery collaborations and alliances; and (vi) such other consulting and advisory services relating to the Company’s clinical development efforts as you and the Company may agree.  You will devote up to 24 days annually (approximately two days a month on average) to providing such services to the Company under this Agreement, on a schedule and at times reasonably agreed upon by you and Dr. Sands.

2.           Compensation.  As full consideration for your services as Chairman of the Medical Advisory Board of, and a special consultant to, the Company and your obligations under this Agreement, you will receive fees of $75,000 per year, payable in 12 monthly installments.  In addition, you will be reimbursed for your reasonable, ordinary and necessary travel expenses incurred by you at the Company’s prior request in connection with your performance of your services under this Agreement.

3.           Stock Option.  In further consideration for your services as Chairman of the Medical Advisory Board of, and a special consultant to, the Company and your obligations under this Agreement, the Company will grant you an option under its 2000 Equity Incentive Plan (the “Plan”) to purchase 2,500 shares of the Company’s common stock at a purchase price per share equal to the fair market value of the common stock, determined in accordance with the Plan, on the date your service in such capacities commences, such options vesting at a rate of one-fourth of the total amount for each year of service to the Company hereunder.  Such option grant shall be evidenced by a separate stock option agreement and governed by the terms of such agreement and the Plan.

4.           Confidential Information.

(a)           In the course of your service as Chairman of the Medical Advisory Board of, and a special consultant to, the Company, you may learn or be exposed, orally, visually, electronically or in writing, to inventions, discoveries, improvements, materials, data, technology, processes, formulas, know-how, trade secrets, ideas and other information which we consider proprietary or confidential (“Confidential Information”).   You agree to hold any Confidential Information disclosed to you by the Company or learned by you from the Company in conjunction with your services under this Agreement in strict confidence and to take all reasonable precautions to protect such Confidential Information, not to disclose any such Confidential Information to any third party, and to use such Confidential Information only in furtherance of your services under this Agreement; provided that your nondisclosure obligation shall not apply to the extent such Confidential Information (i) is already in the public domain or hereafter enters the public domain other than through your acts or omissions in violation of this Agreement; (ii) is already known to you, as may be shown by competent written records; (iii) is hereafter received by you without restriction as to confidentiality or use from a third party lawfully entitled so to disclose same in such manner; or (iv) is hereafter generated by you, other than in performance of your services under this Agreement, without the use of any Confidential Information, facilities or personnel of the Company.  Information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in your possession.  All Confidential Information (and any copies and notes thereof) shall remain the sole property of the Company.

(b)           You agree not to disclose or otherwise make available to the Company any information that you possess under an obligation of confidentiality to a third party.  You may disclose to the Company any information made available generally to the scientific community at large through published reports or public presentations prior to disclosure to the Company.

5.           Inventions and Discoveries.

(a)           You hereby assign and transfer to the Company all of your right, title and interest throughout the world in all inventions, discoveries, improvements, materials, data, works of authorship and other intellectual property, whether or not patentable or subject to copyright, which may be made, written or conceived by you in the course of, or arising as a result of, your performance of your services as Chairman of the Medical Advisory Board of, and a special consultant to, the Company, in whole or in part and whether alone or in conjunction with others (collectively, “Intellectual Property”).  All such Intellectual Property shall be the sole property of the Company or its nominee.

(b)           You shall promptly disclose any Intellectual Property in writing to the Company in order to permit the Company to claim rights to which it may be entitled under this Agreement.  The Company shall have full power and authority to file and prosecute patent applications and copyright registrations throughout the world with respect to all Intellectual Property, and to procure and maintain patents and copyrights with respect thereto. You agree, at the Company’s reasonable request and expense, to sign, execute and acknowledge, or cause to be signed, executed and acknowledged, any applications, assignments, instruments and other documents, and to perform such other acts, as the Company may deem necessary, useful or convenient to confirm and vest in the Company or its nominee all right, title and interest throughout the world in and to any Intellectual Property and all patent, copyright and other intellectual property rights and protections therein, and to assist the Company in procuring, maintaining, enforcing and defending such patent, copyright and other intellectual property rights and protections throughout the world. You agree to treat all such Intellectual Property as Confidential Information under this Agreement.

6.           Conflicting Engagements.

(a)           During your service as Chairman of the Medical Advisory Board of, and a special consultant to, the Company, you agree that you will not, without previously notifying the Company in writing, directly or indirectly, whether alone or in association with others, in the United States of America or in any foreign nation, state or jurisdiction, become associated with, render advisory, consulting or other services to, or become employed by any other person or entity (collectively referred to as “Third Party Competitors”) engaging in clinical development of a drug in direct conflict or competition with a drug development program being conducted by the Company.  You agree to disclose to the Company any proposed relationship with a Third Party Competitor (a “Proposed Relationship”) at least 60 days prior to the establishment of a confidential relationship between you and such Third Party Competitor.  Upon such disclosure, the Company may consent to the Proposed Relationship in writing, may proffer written consent subject to condition precedent regarding certain restrictions on the scope and/or field of the Proposed Relationship, or may terminate this Agreement.

(b)           Subject to your obligations with respect to Confidentiality and Intellectual Property under Sections 4 and 5 of this Agreement, nothing in this Agreement shall prohibit you from continuing your duties under any consulting or advisory agreement that predates this Agreement, and which has been disclosed to the Company in writing prior to the effective date of this Agreement.

7.           Term and Termination.  You will render your advisory and consulting services to the Company and serve as Chairman of the Company’s Medical Advisory Board for an initial period of one year commencing upon the date of your signature accepting the provisions of this Agreement on the signature page.  The term of this Agreement shall be automatically renewed for additional one-year terms on each anniversary unless either party gives 30 days’ advance written notice of non-renewal.  This Agreement may be terminated (i) at any time by either party, with or without cause, upon 30 days’ advance written notice to the other party and (ii) by either party for breach of this Agreement by the other party that, where curable, is not cured within 10 business days after written notice of such breach is delivered to the breaching party.

8.           Independent Contractor.  For purposes of this Agreement, you will be deemed an independent contractor and not an employee or agent of Lexicon. In this connection, you will not be eligible for, nor entitled to, any employee benefits that we normally extend to our employees, and we will not withhold any taxes from the compensation paid to you, all of which shall be your responsibility. The manner in which you render your services under this Agreement will be within your reasonable control and discretion.  You have no express or implied authority to incur any liability, or to make any decision or to create any binding obligation, on our behalf.

9.           Reference to Affiliation.  The Company may reference your service as Chairman of the Company’s Medical Advisory Board, but will not otherwise use your name without your prior written consent.

10.           Compliance with Laws and Procedures.   To the extent you provide services under this Agreement on our premises, you agree to observe our business hours, as well as our rules, policies and security procedures concerning conduct and the health, safety and protection of persons and property. You will comply with all applicable governmental laws, ordinances, rules and regulations applicable to the performance of your services under this Agreement.

11.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas as they apply to contracts entered into and wholly to be performed in Texas.

12.           Enforcement.  You agree that a breach of any of the restrictions set forth in the provisions of this Agreement would cause the Company irreparable injury and damage, and that, in the event of any breach or threatened breach, the Company, in addition to all other rights and remedies at law or in equity, shall have the right to enforce the specific performance of such restrictions and to apply for injunctive relief against their violation.

13.           Survival of Terms.  The provisions of Sections 4, 5 and 11 through 19 hereof shall survive termination of this Agreement.

14.           Successors and Assigns. You may not assign this Agreement without the written consent of the Company.  This Agreement shall be binding on your heirs, executors, administrators and legal representatives and the Company’s successors and assigns.

15.           Severability.  The invalidity or unenforceability of any provision of this Agreement (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and if such provision (or portion thereof) is so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

16.           Entire Agreement.  This Agreement constitutes the sole and complete agreement of the parties with respect to the matters included herein, and supersedes any previous oral or written agreement, if any, relating to the subject matters included herein.

17.           Amendment and Waiver.  This Agreement may not be amended or supplemented in any way, nor may the benefit of any provision hereof be waived, except by a written agreement duly executed by both you and the Company.

18.           No Conflict.  You represent that the performance of your obligations and duties under this Agreement does not conflict with any obligations or duties, express or implied, that you may have to third parties.

19.           Construction.  Each party to this Agreement has had the opportunity to review this Agreement with legal counsel.  This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to the Company at the above address, whereupon this Agreement shall constitute a binding contract between us and our legal representatives, successors, and assigns.

Very truly yours,

LEXICON GENETICS INCORPORATED

By:	/s/ Arthur T. Sands
Arthur T. Sands, M.D., Ph.D.
President and Chief Executive Officer

Accepted and agreed to on the date set forth below:

By:	/s/ Alan S. Nies
Alan S. Nies, M.D.

Date: February 24, 2003

[LEXICON GENETICS LETTERHEAD]

June 24, 2003

Dr. Alan S. Nies

Dear Alan:

This letter serves as the consent of Lexicon Genetics Incorporated (the “Company”) to the assignment of your rights and obligations under that certain letter agreement dated February 19, 2003 between you and Lexicon (the “Agreement”) to Nies Consulting LP (the “Partnership”).

As a condition to the foregoing assignment, you agree that you will personally provide all consulting and advisory services on behalf of the Partnership and that you remain individually bound by Sections 4 (Confidentiality), 5 (Inventions and Discoveries) and 6 (Conflicting Engagements) of the Agreement.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to the Company at the above address.

Very truly yours,

LEXICON GENETICS INCORPORATED

By:	/s/ Arthur T. Sands
Arthur T. Sands, M.D., Ph.D.
President and Chief Executive Officer

Accepted and agreed to on the date set forth below:

By:	/s/ Alan S. Nies
Alan S. Nies, M.D.

Date: June 25, 2003

[Lexicon Pharmaceuticals, Inc. letterhead]

November 1, 2010

Nies Consulting, LP
Alan S. Nies, M.D.

Dear Alan:

The purpose of this letter is to set forth our mutual understanding of certain amended terms of the letter agreement dated February 19, 2003 (the “Consulting Agreement”) between you and Lexicon Pharmaceuticals, Inc. (formerly known as Lexicon Genetics Incorporated), as set forth below.  All capitalized terms not otherwise defined in this letter shall have the meaning given to such terms in the Consulting Agreement.

1.           Consulting Services.  The last sentence of Section 1 of the Consulting Agreement is hereby amended in its entirety as set forth below:

“You will devote up to 36 days annually to providing such services to the Company under this Agreement, on a schedule and at times reasonably agreed upon by you and Dr. Sands, but with the mutual understanding and expectation that such services will generally be provided in person at the Company’s offices in The Woodlands, Texas on a schedule of approximately one day per week.”

2.           Compensation.  The first sentence of Section 2 of the Consulting Agreement is hereby amended in its entirety as set forth below:

“As full consideration for your services as Chairman of the Medical Advisory Board of, and a special consultant to, the Company and your obligations under this Agreement, you will receive fees of $115,000 per year, payable in 12 monthly installments.”

Except as expressly provided in this letter, the Consulting Agreement shall remain in full force and effect in accordance with its terms.  If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to the Company at your earliest convenience.

Very truly yours,

LEXICON PHARMACEUTICALS, INC.

By:	/s/ Arthur T. Sands
Arthur T. Sands, M.D., Ph.D.
President and Chief Executive Officer

Accepted and agreed to on the date set forth below:

NIES CONSULTING, LP

By:	/s/ Alan S. Nies
Alan S. Nies, M.D., Member
Nies Management, LLC, General Partner

Date: November 1, 2010